Exhibit 99.2

LOTTERIE NAZIONALI S.r.l.

LOTTERIE NAZIONALI S.r.l.
STATEMENTS OF FINANCIAL POSITION
December 31, 2013 and 2012
(In thousands of Euro)

		December 31,
		2013	2012
	Notes
ASSETS
Non-current assets
Equipment, net	3	6,678	8,008
Intangible assets, net	4	514,720	602,296
Deferred income taxes	15	4,146	3,360
Total non-current assets		525,544	613,664

Current assets
Inventories	5	16,285	14,462
Trade and other receivables	6	462,692	303,253
Current financial assets from parent company	17/18	—	55,081
Other current assets		395	—
Income taxes receivable	7	619	4,211
Cash and cash equivalents	8	17	16
Total current assets		480,008	377,023
Non-current assets classified as held for sale	3	—	3,349
TOTAL ASSETS		1,005,552	994,036

EQUITY AND LIABILITIES
Equity
Issued capital	9	31,000	31,000
Legal reserve		6,200	6,200
Share premium reserve		556,005	617,680
Cash flow hedge reserve		(1,204)	(745)
Retained earnings, including net income for the period		67,348	68,691
Total equity		659,349	722,826

Current liabilities
Accounts payable	10	296,733	262,780
Foreign currency forward contracts		2,215	1,317
Current financial payables to parent company	17/18	40,288	83
Other current liabilities	11	6,967	7,030
Total current liabilities		346,203	271,210

TOTAL EQUITY AND LIABILITIES		1,005,552	994,036

LOTTERIE NAZIONALI S.r.l.
STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2013, 2012 and 2011
(In thousands of Euro)

		For the year ended December 31,

		2013	2012	2011
	Notes
Service revenues	12	374,992	380,868	395,934
Other revenue		2,300	1,301	1,129
Total Revenue		377,292	382,169	397,063

Cost of tickets	17	57,433	56,883	58,038
Service costs	13	119,378	121,591	118,650
Depreciation, amortization and write-downs		94,688	94,931	102,314
Other operating costs		1,872	321	8,548
Total Costs		273,371	273,726	287,550

Operating Income		103,921	108,443	109,513

Financial income	14	1,021	839	2,880
Financial expenses	14	(4,851)	(6,958)	(11,154)

Net income before income tax	15	100,091	102,324	101,239

Income tax expense	15	32,743	33,633	34,557
Net income for the year		67,348	68,691	66,682

Other comprehensive income:
Other comprehensive income to be reclassified to profit or loss in subsequent periods
Components of other comprehensive income	18	(758)	(3,107)	2,079
Income tax relating to components of other comprehensive income		299	855	(572)
Net other comprehensive income to be reclassified to profit or loss in subsequent periods		(459)	(2,252)	1,507

Total comprehensive income for the year		66,889	66,439	68,189

LOTTERIE NAZIONALI S.r.l.
STATEMENTS OF CHANGES IN EQUITY
Years ended December 31, 2013, 2012 and 2011
(In thousands of Euro)

	Issued	Legal	Share	Cash Flow	Retained
For the year ended December 31, 2013	Capital	Reserve	Premium Reserve	Hedge Reserve	Earnings	Total

Balance at January 1, 2013	31,000	6,200	617,680	(745)	68,691	722,826
Net income for the year	—	—	—	—	67,348	67,348
Components of other comprehensive income	—	—	—	615	—	615
Other comprehensive income/(loss)	—	—	—	(1,074)	—	(1,074)
Total comprehensive income/(loss)	—	—	—	(459)	67,348	66,889
Share Premium Distribution	—	—	(61,675)	—	—	(61,675)
Dividend distribution	—	—	—	—	(68,691)	(68,691)
Balance at December 31, 2013	31,000.00	6,200	556,005	(1,204)	67,348	659,349

	Issued	Legal	Share	Cash Flow	Retained
For the year ended December 31, 2012	Capital	Reserve	Premium Reserve	Hedge Reserve	Earnings	Total

Balance at January 1, 2012	31,000	6,200	696,931	1,507	66,682	802,320
Net income for the year	—	—	—	—	68,691	68,691
Components of other comprehensive income	—	—	—	(1,507)	—	(1,507)
Other comprehensive income/(loss)	—	—	—	(745)	—	(745)
Total comprehensive income/(loss)	—	—	—	(2,252)	68,691	66,439
Share Premium Distribution	—	—	(79,251)	—	—	(79,251)
Dividend distribution	—	—	—	—	(66,682)	(66,682)
Balance at December 31, 2012	31,000.00	6,200	617,680	(745)	68,691	722,826

	Issued	Legal	Share	Cash Flow	Retained
For the year ended December 31, 2011	Capital	Reserve	Premium Reserve	Hedge Reserve	Earnings	Total

Balance at January 1, 2011	31,000	—	769,000	—	15,936	815,936
Net income for the year	—				66,682	66,682
Other comprehensive income/(loss)	—	—	—	1,507	—	1,507
Total comprehensive income/(loss)	—	—	—	1,507	66,682	68,189
Appropriation of 2010 income in accordance with Italian Law	—	797	—	—	(797)	—
Share Premium Allocation	—	5,403	(5,403)	—	—	—
Share Premium Distribution	—	—	(66,666)	—	—	(66,666)
Dividend distribution	—	—	—	—	(15,139)	(15,139)
Balance at December 31, 2011	31,000	6,200	696,931	1,507	66,682	802,320

LOTTERIE NAZIONALI S.r.l.
CASH FLOW STATEMENTS
Years ended December 31, 2013, 2012 and 2011
(In thousands of Euro)

		Year ended December 31,
	Notes	2013	2012	2011

Operating activities:
Profit before income tax	15	100,091	102,324	101,239
Adjustments to reconcile profit before income tax to net cash flow
Depreciation	3	1,330	2,200	1,608
Intangible asset amortization	4	89,538	89,564	89,505
Interest income	18	(5)	(8)	(9)
Interest on intercompany loan	18	—	(277)	(815)
Total accrued interest income		(5)	(285)	(824)
Bank interest charges and commissions	18	23	27	46
Other intercompany interest expense	18	505	194	360
Interest expense on Factoring of trade receivables	18	3,628	6,051	9,412
Interest expense to AAMS and other interest expense	18	10	285	797
Total accrued interest expense		4,166	6,557	10,615
Other non-monetary items:
Unrealized foreign exchange (gains)/losses, net		(162)	(255)	313
Unrealized exchange (gains)/losses on derivatives, net	18	(124)	(223)	(621)
Realized exchange (gains)/losses on derivatives, net		390	(166)	(423)
Realized foreign exchange (gains)/losses, net		(434)	(285)	(787)
Total non-monetary items		194,790	199,431	200,625
Income taxes paid		(29,635)	(67,319)	(16,029)
Cash flows before changes in working capital		165,155	132,112	184,596
Change in net working capital:
Inventories		(1,823)	(2,724)	2,993
Foreign currency forward contracts		898	3,754	(2,437)
Trade and other receivables:
- Trade and other receivables		(1,784)	(3,114)	4,376
- Receivables from PoS (retailers)		(164,506)	(112,169)	34,324
- Related party receivables		6,851	(8,883)	(7,852)
Accounts payable:
- Payables to AAMS		1,156	75,440	5,871
- Payables to others		30,192	(6,248)	(184,017)
- Payables to suppliers including related parties		2,605	8,516	(103,535)
Income taxes receivables		(786)	78	(107)
Other tax receivables		3,592	(4,211)	—
VAT payables, taxes other than income taxes and other liabilities		(346)	123	4,477
Cash flows from operating activities		41,204	82,674	(61,311)
Investing activities:
Purchase of equipment		—	(571)	(8,501)

Transfers of equipment		—	—	138
Purchase of intangible assets	4	(1,962)	(1,696)	(849)
Transfers/disposals of intangible assets		—	14	122
Cash flows from investing activities		(1,962)	(2,253)	(9,090)
Financing activities
Interest paid		(33)	(312)	(843)
Interest received		5	8	9
Dividends paid		(68,691)	(66,682)	(15,139)
Share premium reserve distribution		(61,675)	(79,251)	(66,666)
Net change in financial receivables from/payables to parent company		94,781	71,868	162,141
Interest expense paid on Factoring of trade receivables		(3,628)	(6,051)	(9,412)
Cash flows from financing activities		(39,241)	(80,420)	70,090
Net increase (decrease) in cash and cash equivalents		1	1	(311)
Cash and cash equivalents at the beginning of the period		16	15	326
Cash and cash equivalents at the end of the period	8	17	16	15

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

1. Corporate information

Lotterie Nazionali S.r.l. (hereinafter “LN” or “the Company”) is a company established in May 2010 and organized under the laws of the Republic of Italy. The head office of the Company is located in Rome, Italy.

The Company’s operations are entirely in the Republic of Italy. In the month of August 2010, the Italian Ministry of Economy and Finances granted to LN the exclusive concession to operate various national Traditional and Instant lotteries, including “Scratch and Win” (“S&W”) instant games. The concession granted to LN by the Ministry entity Amministrazione Autonoma dei Monopoli di Stato (hereinafter “AAMS”) has a nine year duration with respect to Traditional and Instant Lotteries which are available through various vendors located throughout Italy, mainly at tobacco shops, cafès, bars, motorway restaurants and newspaper stands (collectively, “Points of Sale” or “PoS”).

The Company’s deed of association assigns to all of its shareholders specific roles in the Company’s business activities as follows:

•
GTECH S.p.A., directly and indirectly through Scratch & Win Holding S.p.A., (the parent of the Company and formerly Lottomatica Group S.p.A.): its role includes the design and coordination of the Company’s overall operations including management of the marketing and accounting functions, collection of wagers from Points of Sales, administration of periodic drawings, and procurement of software and hardware for Points of Sale;

•	Scientific Games International: its role includes design and production of instant lottery tickets;

•	Arianna 2001 S.p.A.: its role includes serving as the secure depository and manager of the instant lottery tickets inventory;

•	Servizi Base 2001 S.p.A.: its role includes management of the instant lottery ticket distribution to the Points of Sale.

2.1 Basis of preparation

The financial statements have been prepared on a historical cost basis, except as disclosed in the accounting policies below for certain derivative financial instruments which are measured at fair value. The financial statements are presented in thousands of Euro unless otherwise indicated.

The financial statements of the Company as of December 31, 2013 and for the year then ended were approved for issuance by the Board of Directors in accordance with a resolution dated February 24, 2014.

Statement of Compliance
The financial statements of LN have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

2.2 Adoption of new and revised International Financial Reporting Standards

The Company’s accounting policies are consistent with those of the previous financial year except for the adoption of amended International Financial Reporting Standards (IFRS) and International Accounting Standards Board (IASB) Standards as of January 1, 2013 as described below. Adoption of these Standards did not have a material effect on the financial position or performance of the Company.

•	IFRS 1 First-time Adoption of International Financial Reporting Standards -Government Loans - Amendments to IFRS 1

•	IFRS 7 Financial Instruments: Disclosures - Offsetting Financial Assets and Financial Liabilities - Amendments to IFRS 7

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

•	IFRS 10 Consolidated Financial Statements, IAS 27 Separate Financial Statements

•	IFRS 11 Joint Arrangements, IAS 28 Investments in Associates and Joint Ventures

•	IFRS 12 Disclosure of Interests in Other Entities

•	IFRS 13 Fair Value Measurement

•	IAS 19 Employee Benefits (Revised 2011)

•	IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine

•	Improvements to IFRSs (May 2012).

The principal effects of these changes are as follows:

IFRS 7 Disclosures - Offsetting Financial Assets and Financial Liabilities
The amendments to IFRS 7 require disclosure about rights of offset and related arrangements (such as collateral posting requirements) for financial instruments under an enforceable master netting agreement or similar arrangement. The amendment does not have an impact on the Company.

IFRS 10 Consolidated Financial Statements and IAS 27 Separate Financial Statements
IFRS 10 establishes a single control model that applies to all entities, including special purpose entities that may require management to exercise significant judgment to determine which entities are controlled, and therefore are required to be consolidated by a parent, compared with the requirements that were in IAS 27
Separate Financial Statements. IFRS 10 replaces the parts of previously existing IAS 27 Consolidated and
Separate Financial Statements that dealt with consolidated financial statements and SIC-12 Consolidation –
Special Purpose Entities. IFRS 10 had no impact on the Company entities.

IFRS 11 Joint Arrangements and IAS 28 Investments in Associates and Joint Ventures
IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly-Controlled Entities – Non-monetary
Contributions by Venturers. In accordance with IFRS 11, joint arrangements are classified as joint operations or joint ventures, depending on the rights and obligations of the parties to the arrangements. In addition, joint ventures under IFRS 11 are required to be accounted for using the equity method of accounting, removing the option to account for them using proportionate consolidation. IFRS 11 had no impact on the Company entities.

IFRS 12 Disclosure of Interests in Other Entities
IFRS 12 requires enhanced and new disclosures related to an entity’s interest in subsidiaries, joint arrangements, associates and structured entities. The requirements are more comprehensive than the previously existing disclosure requirements for subsidiaries. IFRS 12 had no impact on the Company.

IFRS 10, IFRS 12 and IAS 27 Investment Entities (Amendments)
In June 2012, IFRS 10 was amended by Consolidated Financial Statements, Joint Arrangements and
Disclosure of Interests in Other Entities: Transition Guidance (Amendments to IFRS 10, IFRS 11 and IFRS
12). These amendments clarified the transition guidance in IFRS 10. Whereby when this IFRS is first applied, and, if later, when the Investment Entities amendments to this IFRS are first applied, an entity need only present the quantitative information required by paragraph 28(f) of IAS 8 for the annual period immediately preceding the date of initial application of this IFRS (the 'immediately preceding period'). An entity may also present this information for the current period or for earlier comparative periods, but is not required to do so. Furthermore, these amendments provided additional transition relief in IFRS 10, limiting the requirement to present adjusted comparative information to only the annual period immediately preceding the first annual period for which IFRS 10 is applied. It is effective for annual periods beginning on or after 1 January 2013.

IFRS 13 Fair Value Measurement

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. It does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. IFRS 13 also requires specific disclosures on fair values, some of which replace existing disclosure requirements in other standards, including IFRS 7.
The application of IFRS 13 has not materially impacted the fair value measurements of the Company. Fair value disclosures are provided in Note 18.

IAS 1 Presentation of Items of Other Comprehensive Income – Amendments to IAS 1
The amendments to IAS 1 introduce a grouping of items presented in other comprehensive income. Items that could be reclassified to profit or loss at a future point in time now have to be presented separately from items that will never be reclassified. The amendment affected presentation only and had no impact on the Company’s financial position or performance.

IAS 19 Employee Benefits (Revised 2011) (IAS 19R)
IAS 19R includes a number of amendments to the accounting for defined benefit plans, including the immediate recognition of actuarial gains and losses in other comprehensive income; expected returns on plan assets that are no longer recognized in profit or loss; the recognition of interest on the net defined benefit liability (asset) in profit or loss, and; unvested past service costs are now recognized in profit or loss at the earlier of when the amendment occurs or when the related restructuring or termination costs are recognized. Other amendments include enhanced disclosures for defined benefit plans. The Company has no personnel and defined benefit plans therefore the adoption of these amendments did not have any effect on the financial position or performance of the Company.

Annual Improvements to IFRSs issued in May 2012
In May 2012 the IASB issued Annual Improvements 2009-2011 Cycle, which contains amendments to its standards and the related basis for conclusions that provides a mechanism for making necessary, but non- urgent, amendments to IFRS. The effect of each standard is described below, the adoption of which did not have a material effect on the financial position or performance of the Company:

•
IAS 1 Presentation of Financial Statements – This amendment clarifies the difference between voluntary additional comparative information and the minimum required comparative information. An opening statement of financial position (known as the “third balance sheet”) must be presented when an entity applies an accounting policy retrospectively, makes retrospective restatements, or reclassifies items in its financial statements, provided any of those changes has a material effect on the statement of financial position at the beginning of the preceding period. The amendment clarifies that a third balance sheet does not have to be accompanied by comparative information in the related notes.

•	IAS 16 Property, Plant and Equipment – This amendment clarifies that major spare parts and servicing equipment that meet the definition of property, plant and equipment are not inventory.

•	IAS 32 Financial Instruments: Presentation – This amendment clarifies that income taxes arising from distributions to equity holders are accounted for in accordance with IAS 12 Income Taxes.

•
IAS 34 Interim Financial Reporting – This amendment aligns the disclosure requirements for total segment assets with total segment liabilities in interim financial statements and also ensures that interim disclosures are aligned with annual disclosures.

2.3 International Financial Reporting Standards to be adopted in 2014 and later

IAS 19 Employee Benefits (Revised 2011) (IAS 19R)

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

In November 2013, the IASB issued Defined Benefit Plans: Employee Contributions (Amendments to IAS 19). The IASB has amended the requirements in IAS 19 for contributions from employees or third parties that are linked to service. If the amount of the contributions is independent of the number of years of service, an entity is permitted to recognise such contributions as a reduction in the service cost in the period in which the related service is rendered, instead of attributing the contributions to the periods of service. These amendments are to be applied retrospectively and not expected to impact the Company’s financial position or performance and become effective for annual periods beginning on or after 1 July 2014.

IAS 32 Offsetting Financial Assets and Financial Liabilities — Amendments to IAS 32
The amendments clarify the meaning of “currently has a legally enforceable right to set -off”. The amendments also clarify the application of the IAS 32 offsetting criteria to settlement systems (such as central clearing house systems) which apply gross settlement mechanisms that are not simultaneous. These amendments are not expected to impact the Company’s financial position or performance and become effective for annual periods beginning on or after 1 January 2014.

IAS 36 Recoverable Amount Disclosures for Non-Financial Assets — Amendments to IAS 36
The amendments clarify the disclosure requirements in respect of fair value less costs of disposal. When IAS 36 Impairment of Assets was originally changed as a consequence of IFRS 13, the IASB intended to require disclosure of information about the recoverable amount of impaired assets if that amount was based on fair value less costs to sell. An unintended consequence of the amendments was that an entity would be required to disclose the recoverable amount for each cash-generating unit for which the carrying amount of goodwill or intangible assets with indefinite useful lives allocated to that unit was significant in comparison with the entity’s total carrying amount of goodwill or intangible assets with indefinite useful lives. This requirement has been deleted by the amendment. In addition, the IASB added two disclosure requirements:

•	Additional information about the fair value measurement of impaired assets when the recoverable amount is based on fair value less costs of disposal.

•
Information about the discount rates that have been used when the recoverable amount is based on fair value less costs of disposal using a present value technique. The amendment harmonises disclosure requirements between value in use and fair value less costs of disposal.

These amendments are applied retrospectively and are not expected to impact the Company’s financial position or performance and become effective for annual periods beginning on or after 1 January 2014.

IAS 39 Novation of Derivatives and Continuation of Hedge Accounting — Amendments to IAS 39
The amendments provide an exception to the requirement to discontinue hedge accounting in certain circumstances in which there is a change in counterparty to a hedging instrument in order to achieve clearing for that instrument. The amendment covers novations:

•	That arise as a consequence of laws or regulations, or the introduction of laws or regulations

•	Where the parties to the hedging instrument agree that one or more clearing counterparties replace the original counterparty to become the new counterparty to each of the parties

•
That did not result in changes to the terms of the original derivative other than changes directly attributable to the change in counterparty to achieve clearing All of the above criteria must be met to continue hedge accounting under this exception.

The amendments cover novations to central counterparties, as well as to intermediaries such as clearing members, or clients of the latter that are themselves intermediaries. For novations that do not meet the criteria for the exception, entities have to assess the changes to the hedging instrument against the derecognition criteria for financial instruments and the general conditions for continuation of hedge accounting. The amendments are applied retrospectively and become effective for annual periods beginning on or after 1 January 2014.

Investment Entities (Amendments to IFRS 10, IFRS 12 and IAS 27)

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

In October 2012, the IASB amended IFRS 10 to include an exemption from consolidation for investment entities that are required to measure subsidiaries at fair value through profit or loss. When an entity meets the definition of an investment entity, it must not consolidate its subsidiaries or apply IFRS 3 when it obtains control of an entity. Instead investments are measured at fair value through profit or loss in accordance with IAS 39 Financial Instruments: Recognition and Measurement. The application guidance clarifies that an entity must consider all facts and circumstances when assessing whether it is an investment entity, including its purpose and design. An entity shall apply those amendments for annual periods beginning on or after 1 January 2014. Early adoption is permitted.

IFRS 14 Regulatory Deferral Accounts
On 30 January 2014, the IASB issued this standard to ease the adoption of International Financial Reporting Standards (IFRS) for rate-regulated entities. The standard allows an entity to continue applying most of its existing accounting policies for regulatory deferral account balances upon adoption of IFRS. Upon adoption of IFRS 14, an entity would continue to apply its previous GAAP accounting policies to the recognition, measurement, impairment and derecognition of regulatory deferral account balances. As such, the application of IFRS 14 would be rather straight-forward for regulatory deferral account balances that are recognized and measured separately from other standards. For example, storm damage costs and volume or purchase price variances that will be recovered in future rates are frequently recorded in separate regulatory deferral accounts. However, additional effort will be required to measure regulatory deferral accounts that historically have not been recorded or tracked separately. For example, rateregulated property, plant and equipment (PP&E) accounts recognised under an entity’s previous GAAP will likely include activity that is unique to a rate-regulated jurisdiction as well as activity that would be recognised under IAS 16 Property, Plant and Equipment. The measurement of these regulatory deferral account balances would effectively entail a two-step process. An entity would first determine the carrying amount of its assets and liabilities under IFRS, excluding IFRS 14. These amounts would then be compared with the assets and liabilities determined under the entity’s previous GAAP presentation (i.e., its rate-regulated balances). The differences would represent the regulatory deferral debit or credit account balances recognised by the entity. IFRS 14 is to be applied on a full retrospective basis. It is effective for annual periods beginning on or after 1 January 2016. Earlier application is permitted.

IFRIC 21 – Levies
This new interpretation is applicable to all levies other than outflows that are within the scope of other standards (e.g., IAS 12) and fines or other penalties for breaches of legislation. Levies are defined in the interpretation as outflows of resources embodying economic benefits imposed by government on entities in accordance with legislation. The interpretation clarifies that an entity recognises a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. It also clarifies that a levy liability is accrued progressively only if the activity that triggers payment occurs over a period of time, in accordance with the relevant legislation. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability is recognized before the specified minimum threshold is reached. The interpretation does not address the accounting for the debit side of the transaction that arises from recognising a liability to pay a levy. Entities look to other standards to decide whether the recognition of a liability to pay a levy would give rise to an asset or an expense under the relevant standards. . This new interpretation is applied retrospectively and becomes effective for annual periods beginning on or after 1 January 2014.

Annual Improvements to IFRSs issued in December 2013
On 12 December 2013, the International Accounting Standards Board (IASB) issued two cycles of Annual Improvements to IFRSs – Cycles 2010-2012 and 2011-2013 - that contain 11 changes to nine standards One of the amendments to IFRS 13 and the amendment to IFRS 1 only affect the Basis for Conclusions for the respective standards and, therefore, are effective immediately. The other amendments are effective from 1 July 2014 either prospectively or retrospectively. The adoption of these amendments will not have a material effect on the financial position or performance of the Company:

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

2010-2012 cycle

•	IFRS 2 Definitions relating to vesting conditions - This amendment clarifies various issues related to the definition of performance condition and service condition, including the following:

◦	A performance condition must contain a service condition

◦	A performance target must be met while the counterparty is rendering service

◦	A performance target may relate to the operations or activities of an entity, or to those of another entity in the same group

◦	A performance condition may be a market or non-market condition

◦	If the counterparty, regardless of the reason, ceases to provide service during the vesting period, the service condition is not satisfied.
The amendment is effective prospectively.

•
IFRS 3 Accounting for contingent consideration in a business combination - This amendment clarifies that contingent consideration in a business acquisition that is not classified as equity is subsequently measured at fair value through profit or loss whether or not it falls within the scope of IFRS 9 Financial Instruments. The amendment is effective for business combinations prospectively.

•
IFRS 8 Aggregation of operating segments - This amendment clarifies that operating segments may be combined/aggregated if they are consistent with the core principle of the standard, if the segments have similar economic characteristics and if they are similar in other qualitative respects. If they are combined, the entity must disclose the economic characteristics (e.g., sales and gross margins) used to assess whether the segments are ‘similar’. The amendment is effective retrospectively

Another amendment relates to the reconciliation of the total of the reportable segment assets to the entity’s total assets. The reconciliation of segment assets to total assets is only required to be disclosed if the reconciliation is reported to the chief operating decision maker, similar to the required disclosure for segment liabilities. The amendment is effective retrospectively.

•
IFRS 13 Short-term receivables and payables - The IASB clarified in the Basis for Conclusions that short-term receivables and payables with no stated interest rates can be held at invoice amounts when the effect of discounting is immaterial. The amendment is effective immediately.

•	IAS 16 and IAS 38 Revaluation method proportionate restatement of accumulated depreciation
The amendment to IAS 16.35(a) and IAS 38.80(a) clarifies that revaluation can be performed, as follows:

◦	Adjust the gross carrying amount of the asset to market value; or

◦	Determine the market value of the carrying amount and adjust the gross carrying amount proportionately so that the resulting carrying amount equals the market value

The IASB also clarified that accumulated depreciation/amortisation is the difference between the gross carrying amount and the carrying amount of the asset (i.e., gross carrying amount – accumulated depreciation/amortisation = carrying amount). The amendment to IAS 16.35(b) and IAS 38.80(b) clarifies that the accumulated depreciation/amortisation is eliminated so that the gross carrying amount and carrying amount equal the market value.
The amendment is effective retrospectively.

•
IAS 24 Key management personnel - The amendment clarifies that a management entity – an entity that provides key management personnel services – is a related party subject to the related party disclosures. In addition, an entity that uses a management entity is required to disclose the expenses incurred for management services. The amendment is effective retrospectively.

2011-2013 cycle

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

•
IFRS 1 Meaning of effective IFRSs - The amendment clarifies that an entity may choose to apply either a current standard or a new standard that is not yet mandatory, but that permits early application, provided either standard is applied consistently throughout the periods presented in the entity’s first IFRS financial statements. The amendment is effective immediately.

•	IFRS 3 Scope exceptions for joint ventures - The amendment clarifies that:

◦	Joint arrangements are outside the scope of IFRS 3, not just joint ventures;

◦	The scope exception applies only to the accounting in the financial statements of the joint arrangement itself.
The amendment is effective prospectively.

•	IFRS 13 Scope paragraph 52 (portfolio exception)
The portfolio exception in IFRS 13 can be applied to financial assets, financial liabilities and other contracts. The amendment is effective prospectively.

•
IAS 40 Clarifying the interrelationship of IFRS 3 and IAS 40 when classifying property as investment property or owner-occupied property. - The amendment clarifies the description of ancillary services in IAS 40 differentiates between investment property and owner-occupied property. IFRS 3 is used to determine if the transaction is the purchase of an asset or a business combination. The amendment is effective prospectively.

2.4 Significant accounting judgments, estimates and assumptions

The preparation of the Company's financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Estimates and assumptions
The key assumptions concerning the future and other key sources of estimation uncertainty at the statement of financial position date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Deferred Tax Assets
Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available in the future. Significant management judgment is required to determine the amount of deferred tax assets that can be realized, based upon the likely timing and level of future taxable profits together with future tax planning strategies.

Inventories
Inventories are measured by taking into account write-downs to certain categories of tickets that are no longer salable to points of sale as of result of either AAMS decisions or management's assessment regarding the marketability of these tickets in future years.

Trade receivables
Trade receivables recoverability is assessed by taking into account the risk of default, the aging and historical losses on receivables recognized for similar types of accounts.

2.5 Summary of significant accounting policies

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Equipment, net
Equipment is stated at cost less accumulated depreciation and/or impairment losses. Cost includes ancillary costs directly attributable to bringing the asset into operating condition. Depreciation is calculated on straight-line basis over the estimated useful life of the assets as follows:

Terminals and communication equipment            5 to 7 years
Machinery and equipment                    4 years
Furniture and fittings                        8 to 9 years

The carrying values of systems and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying values may not be recoverable.

All repairs and maintenance costs are recognised in profit or loss as incurred.

A unit of equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the year the asset is derecognised.

Intangible assets, net
Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite.
Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful lives are as follows:

Software                3 years
Licenses                3 years
S&W Concession            9 years
Others                    2 to 5 years

The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at least annually at year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates. The amortization expense for intangible assets with finite lives is recognized in the income statement within the caption “Depreciation, amortization and write-downs”.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss when the asset is derecognized.

Deferred income taxes
Starting from January 1, 2012, the company offset its current and deferred income taxes.

Impairment of non-financial assets
The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows take into account the risks specific to the asset and are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount of the asset is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increase is a reversal of an impairment loss. The increased carrying amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.
At year end no impairment indicator were noted.

Inventories
Inventories are measured at the lower of cost or net realizable value. Cost is determined on a specific identification basis.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale.

Financial assets
Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. The Company only has financial assets classified as loans and receivables and fair value through profit and loss. When financial assets are recognized initially on the trade date, they are measured at fair value, plus, in the case of investments not recognized at fair value through profit or loss, directly attributable transaction costs.

The Company determines the classification of its financial assets on initial recognition.

Trade receivables and other receivables
Trade accounts receivable are subsequently measured at amortized cost less impairment. Impairment provisions or allowances for doubtful accounts are generally recorded when there is objective evidence that the Company will not be able to collect the related receivables. Bad debts are written off when identified.

Short-term receivables are not discounted because the effect of discounting cash flows is immaterial.

Cash and cash equivalents

Cash and cash equivalents in the balance sheet are comprised of cash at banks and on hand and short-term, highly liquid investments with an original maturity of three months or less at the date of purchase.

Non-current assets held for sale
The Company classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. The criteria for held for sale classification is regarded as met only when the sale is highly probable and the asset or

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be Financial liabilities.
Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the income statement. Property, plant and equipment and intangible assets are not depreciated or amortised once classified as held for sale.

Financial liabilities at amortized cost
All loans and borrowings and trade accounts payable are initially recognized at fair value less directly attributable transaction costs. After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method. Short-term payables are not discounted because the effect of discounting cash flows is immaterial.

Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are classified as held for trading unless they are designated as effective hedging instruments.

Gains or losses on liabilities held for trading are recognized in profit or loss.

Derivative financial instruments and hedging
The Company uses derivative financial instruments such as foreign currency forward contracts to mitigate the risks associated with foreign currency related to the purchase of lottery tickets. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is in a gain position and as financial liabilities when the fair value is in a loss position.

Any gains or losses arising from changes in fair value on derivatives are taken directly to the income statement, except for the effective portion of cash flow hedges which is recognized in other comprehensive income until the hedged transaction affects profit or loss. The fair value of such foreign currency forward contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles.

For the purpose of hedge accounting, the Company’s derivatives are classified as cash flow hedges, when hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a highly probable forecast transaction or the foreign currency risk in an unrecognized firm commitment. At the inception of a hedge relationship, the Company formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the effectiveness of changes in the hedging instrument’s fair value in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

Derivatives which meet the strict criteria for cash flow hedge accounting are accounted for as follows. The effective portion of the gain or loss on the hedging instrument is recognized directly as other comprehensive income in the net unrealized gain/(loss) reserve, while any ineffective portion is recognized immediately in profit or loss. Amounts recognized as other comprehensive income are transferred to profit or loss when the hedged transaction affects profit or loss, such as when the forecast transaction occurs. Where the hedged item is the cost of a non-financial asset or non-financial liability, the amounts recognized as other comprehensive income are transferred to the initial carrying amount

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

of the non-financial asset or liability. If the forecast transaction or firm commitment is no longer expected to occur, the cumulative gain or loss previously recognized in equity is transferred to the income statement. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, any cumulative gain or loss previously recognized in other comprehensive income remains in other comprehensive income until the forecast transaction or firm commitment affects income or loss.

Derecognition of financial assets and liabilities

Financial assets
A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when:

•	the rights to receive cash flows from the asset have expired;

•	the Company retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass through’ arrangement; or

•
the Company has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Financial liabilities
A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

Provisions
Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Whenever the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a borrowing cost.

Revenue recognition
Revenues are recognized to the extent that it is probable the economic benefits associated with the transaction will flow to the Company and the amount of revenue can be reliably measured. Revenues are measured at the fair value of the consideration received, excluding discounts and taxes. Specific recognition criteria must also be met before revenue is recognized as discussed below.

The Company’s revenues derive from operating contracts. Under operating contracts, the Company manages all of the activities along the lottery value chain including collecting wagers, paying out prizes, managing all accounting and other back-office functions, running advertising and promotions, operating data transmission networks and processing centers, training staff, providing retailers with assistance and supplying materials for the game. The operating contracts generally provide for a variable amount of monthly service fees received through AAMS based on a percentage of instant and traditional lottery’s total wagers. Fees earned under operating contracts are recognized as revenue in the period earned and are classified as Service Revenue in the statement of comprehensive income when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists, which is typically when a customer contract has been signed;

•	Services have been rendered;

•	The fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties; and

•	Collectability is reasonably assured.

LOTTERIE NAZIONALI S.r.l.
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

Interest income and interest expense
Interest income and interest expense are recognized as interest accrues (using the effective interest rate, which is the rate that exactly discounts estimated future cash receipts or payments through the expected life of the financial instrument to the net carrying amount of the financial assets or liabilities).

Foreign currency translation
Transactions in foreign currencies are initially recorded at the functional currency spot rate at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange at the reporting date. All differences are taken to profit or loss.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

Income taxes

Current income tax
Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the statement of financial position date.

Deferred income tax
Deferred income tax is provided using the liability method on temporary differences at the statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences.

Deferred income tax assets are recognized for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax credits and unused tax losses, can be utilized.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each statement of financial position date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date.

Income tax relating to items recognized directly in equity is recognized in equity and not in the statement of comprehensive income.

3. Equipment, net

Equipment, net include “Freely distributed assets” (“FDA”), which are defined as those tangible assets originally determined to be transferred free of charge to the Ministry of Finance at the expiration of the concession agreement. These assets primarily relate to the Company’s equipment in use by third parties (points of sale) to carry out activities related to Instant and Traditional lotteries. On January 2013, the company signed an agreement to sell to Ingenico Italia certain equipment whose net book value equals to euro 3.3M. This amount has been classified in the non-current asset classified as held for sale as of December 31, 2012.

		Furniture		Contract	Freely
	Leasehold	and	Other	in	Distributed
Balance at December 31, 2013	Improvements	Equipment	Assets	Progress	Assets	Total
Gross

Balance at January 1, 2013	230	7,805	366	678	6,270	15,349
Additions	—	—	—	—	—	—
Disposal	—	(146)	—	—	—	(146)
Transfers	—	582	—	(582)	—	—
Transfers to Non Current Assets classified as held for sale	—	—	—	—	—	—
Balance at December 31, 2013	230	8,241	366	96	6,270	15,203

Accumulated depreciation

Balance at January 1, 2013	(230)	(5,300)	(191)	—	(1,620)	(7,341)
Depreciation charge for the year	—	(631)	(27)	—	(672)	(1,330)
Disposal	—	146	—	—	—	146
Transfers to Non Current Assets classified as held for sale	—	—	—	—	—	—
Balance at December 31, 2013	(230)	(5,785)	(218)	—	(2,292)	(8,525)

Net book value

Balance at December 31, 2013	—	2,456	148	96	3,978	6,678

		Furniture		Contract	Freely
	Leasehold	and	Other	in	Distributed
Balance at December 31, 2012	Improvements	Equipment	Assets	Progress	Assets	Total
Gross

Balance at January 1, 2012	230	15,018	366	1,817	6,709	24,140
Additions	—	17	—	554	—	571
Disposal	—	(364)	—	—	(919)	(1,283)
Transfers	—	996	—	(1,476)	480	—
Transfers to Non Current Assets classified as held for sale	—	(7,862)	—	(217)	—	(8,079)
Balance at December 31, 2011	230	7,805	366	678	6,270	15,349

Accumulated depreciation

Balance at January 1, 2012	(230)	(8,916)	(150)	—	(1,858)	(11,154)
Depreciation charge for the year	—	(1,478)	(41)	—	(681)	(2,200)
Disposal	—	364	—	—	919	1,283
Transfers to Non Current Assets classified as held for sale	—	4,730	—	—	—	4,730
Balance at December 31, 2012	(230)	(5,300)	(191)	—	(1,620)	(7,341)

Net book value

Balance at December 31, 2012	—	2,505	175	678	4,650	8,008

Net book value

Transfers to Non-Current Assets classified as held for sale, Balance at December 31, 2012	—	(3,132)	—	(217)	—	(3,349)

4. Intangible assets, net

Intangible assets are mainly comprised of the upfront fee paid in 2010 for the S&W concession, which is being amortized over its nine years useful life (i.e. the concession agreement duration period) starting October 2010 and the balance relation to certain computer software and licenses to operate such software that are being amortized on a straight-line basis over their estimated useful lives which do not exceed the expiration date of the concession agreement.

				Contract
				in
Balance at December 31, 2013	Software	Licenses	SW concession	Progress	Total
Gross

Balance at January 1, 2013	7,981	1,141	800,062	—	809,184
Additions	—	38	—	1,924	1,962
Disposal	—	—	—	—	—
Transfers	1,924	—	—	(1,924)	—
Balance at December 31, 2013	9,905	1,179	800,062	—	811,146

Accumulated depreciation

Balance at January 1, 2013	(5,925)	(951)	(200,012)	—	(206,888)
Amortization for the year	(491)	(48)	(88,896)	—	(89,435)
Disposal	—	—	—	—	—
Depreciation	(103)				(103)
Balance at December 31, 2013	(6,519)	(999)	(288,908)	—	(296,426)

Net book value

Balance at December 31, 2013	3,386	180	511,154	—	514,720

				Contract
				in
Balance at December 31, 2012	Software	Licenses	SW concession	Progress	Total
Gross

Balance at January 1, 2012	6,339	1,101	800,062	—	807,502
Additions	1	40	—	1,655	1,696
Disposal	(14)	—	—	—	(14)
Transfers	1,655	—	—	(1,655)	—
Balance at December 31, 2011	7,981	1,141	800,062	—	809,184

Accumulated depreciation

Balance at January 1, 2012	(5,271)	(937)	(111,116)	—	(117,324)
Amortization for the year	(654)	(14)	(88,896)	—	(89,564)
Disposal	—	—	—	—	—
Balance at December 31, 2012	(5,925)	(951)	(200,012)	—	(206,888)

Net book value

Balance at December 31, 2012	2,056	190	600,050	—	602,296

5. Inventories

	December 31,
	2013	2012

Instant Lottery Tickets (at cost)	16,808	15,286
Inventory Write-Down	(523)	(824)
	16,285	14,462

Inventories are comprised of instant lottery tickets held by the depositary and equity holder Arianna 2001 S.p.A.. The reduction in the inventory write down mainly due to the revised estimation of the amount to reserve in connection with lottery tickets that will be withdrawn from the market shortly because of Lottery expiration.

6. Trade and other receivables

	December 31,
	2013	2012

Trade receivables	35,164	33,380
Receivables from retailers	412,204	247,698
Related party receivables	15,324	22,175
	462,692	303,253

Trade receivables refer to the commission fees from AAMS and, as set forth in the concession agreement, are non-interest bearing and are generally due from 30 to 90 days. For further discussion regarding credit risk, see note 18.

Receivables from retailers refer to the amounts due to LN from the retailers where lottery tickets are sold. The collection of these monthly remittances generally occurs between ten and twenty days after each month- end.

The related party receivables relate to services rendered for the collection of lottery tickets and are generally due in 90days. Refer also to note 17.

7. Income tax receivables

	December 31,
	2013	2012

Income tax receivables	619	4,211
	619	4,211

Income tax receivables mainly refers to IRES and IRAP Company’s tax pre-payments occurred throughout 2013 net of Income tax payables accrued as of December, 31, 2013.

8. Cash and cash equivalents

	December 31,
	2013	2012

Cash and cash equivalents	17	16
	17	16

Cash and cash equivalents are measured at cost, which approximates fair value, and earn interest at market rates. The Company participates in a cash pooling agreement with an equity holder, GTECH S.p.A., pursuant to which its funds are swept daily into various cash pools managed by GTECH S.p.A. Amounts swept into the cash pools of GTECH S.p.A. are classified as “current financial assets from parent company”. For comments on related party balances and transactions, see further disclosure in Notes 17 and 18.

9. Equity

On April 16, 2013, at the annual meeting, general equity holders’ declared, and the Company subsequently paid, Euro 68,691 in dividends.

The equity holders and issued capital attributed to them are as follows at December 31, 2013:

Equity holders	Percent of issued capital	Issued capital
SW Holding S.p.A.	43.75%	13,563
GTECH S.p.A.	20.25%	6,277
Scientific Games Investements S.r.l	19%	5,890
Arianna 2001 S.p.A.	15%	4,650
Scientific Games International Inc.	1%	310
Servizi Base 2001 S.p.A.	1%	310
Total	100%	31,000

10. Accounts payable

	December 31,
	2013	2012

Account payables	4,625	3,469
Other liabilities to AAMS	233,873	203,681
Related party payables	58,235	55,630
	296,733	262,780

Accounts payable are non-interest bearing and are normally settled on 60 to 90 day terms.

Other liabilities to AAMS refer to the remittance due to AAMS based on the total monthly wagers.
For comments on related parties payables, see the related parties relationships and transactions disclosure in
Note 17.

11. Other current liabilities

	December 31,
	2013	2012

Taxes other than income taxes	—	577
Other liabilities	6,967	6,453
	6,967	7,030

Other liabilities are mainly comprised of a Euro 6,120 penalty due to AAMS for failure to fully comply with a concession agreement’s obligation of activating a certain required number of Point of sales on a regional basis. The penalty amount was already included in “Other liabilities” as of December 31, 2012.

12. Service revenue

	December 31,
	2013	2012	2011

Instant lotteries	373,364	379,384	394,247
Traditional lotteries	1,612	1,464	1,687
Other service revenues	16	20	—
	374,992	380,868	395,934

The Company operates in a highly regulated environment and sales to counterparties (PoS) generally not impacted in a significant manner by the current adverse market conditions.

13. Service costs

	December 31,
	2013	2012	2011

Service costs from GTECH S.p.A.	78,015	82,871	83,025
Point of sales assistance	31,424	29,449	27,462
Consulting fees	2,312	2,561	3,192
Maintanance fees	1,628	1,247	1,296
Advertising costs	4,548	3,803	2,036
Other costs	1,451	1,660	1,639
	119,378	121,591	118,650

For comments related to costs from the equity holder GTECH S.p.A. and other related parties with which the
Company conducts business, see the related parties relationships and transactions disclosure in Note 17.

14. Financial income and expenses

	December 31,
	2013	2012	2011

Interest income	5	285	824
Foreign currency forward contracts	155	—	1,044
Exchange gains	861	554	1,012
Financial income	1,021	839	2,880

Interest expenses	538	506	1,203
Foreign currency forward contracts	421	389	—
Factoring of trade receivables	3,628	6,051	9,412
Exchange losses	264	12	539
Financial expense	4,851	6,958	11,154

15. Income tax

Significant components of income tax expense are as follows:

	December 31,
	2013	2012	2011

Current
National (IRES)	27,877	27,747	31,618
Regional (IRAP)	5,571	5,708	6,309
Current income tax recovered	(219)	(260)	—
Total Current	33,229	33,195	37,927

Deferred
Deferred income tax (benefit)/expense	(486)	438	(3,211)
Other adjustments	—	—	(159)
Total Deferred	(486)	438	(3,370)
Total income tax expense	32,743	33,633	34,557

The tax effects of temporary differences and carry forwards that give rise to deferred income tax assets and liabilities consist of the following:

	December 31,

	2013	2012
Deferred tax assets
Bad debt reserve provision	2,817	2,628
Equipment depreciation	125	130
Inventory depreciation	171	269
Cash flow hedge	583	283
Other	450	50
	4,146	3,360
Deferred tax liabilities
Cash flow hedge	—	—
		—
Net deferred income tax assets	4,146	3,360

Net deferred income tax assets at December 31, 2013	4,146
Net deferred income tax assets at December 31, 2012	3,360
	786
Income tax effect on cash flow hedges' net movement	(300)
Other accruals	—
Deferred income tax expense charged to profit or loss	486

The effective income tax rate on profit before income tax differed from the Italian statutory tax rate for the following reasons:

EFFECTIVE TAX RATE RECONCILIATION	December 31,
	2013	2012	2011

Net income before tax	100,091	102,324	101,239

Italian Statutory tax rate (IRES)	27.5%	27.5%	27.5%

Theorical provision for income taxes based on Italian statutory tax rate	27,525	28,139	27,841

Reconciliation of the theorical and effective provision for income taxes:

Permanent differences

Italian local tax (IRAP)	5,125	5,239	5,183

Non-deductible expense	64	51	921

Other	29	204	612

Total tax provision	32,743	33,633	34,557

Effective tax rate	33%	33%	34%

The recognition of deferred tax assets is based on management’s expectations that sufficient taxable income will be generated in the future years to realize them.

16. Geographic information

The Company operates geographically only in Italy.

17. Related parties disclosures

Related parties relationships and transactions are reported in the table below:

		December 31,
Statements of Financial Position
	2013	2012	2011
Trade and other receivables

GTECH S.p.A.	14,986	21,793	12,950
Lottomatica Scommesse S.r.l.	7	40	—
Scientific Games Int.	330	341	—
Consorzio Lotterie Nazionali	1	1	1
	15,324	22,175	12,951

Current financial assets from the parent company
GTECH S.p.A.	—	55,081	126,871
	—	55,081	126,871

Accounts Payable
GTECH S.p.A.	35,297	32,818	37,962
Scientific Games Int.	9,844	10,161	4,823
Arianna 2001	10,139	10,170	4,642
Gtech Corp.	2,565	2,153	1,722
Servizi in Rete	365	328	2
Lottomatica Scommesse S.r.l.	24	—	—
PCC Giochi e Servizi		—	11
	58,235	55,630	49,162

Current financial payables to parent company
GTECH S.p.A.	40,288	83	166
	40,288	83	166

		December 31,
Statements of comprehensive income
	2013	2012	2011
Cost of tickets
Scientific Games Int.	46,492	46,797	49,046
Gtech Corp.	10,947	10,086	8,992
	57,439	56,883	58,038

Service costs
GTECH S.p.A.	77,895	82,871	83,025
Arianna 2001	31,108	29,114	26,928
Scientific Games Int.	1,090	1,261	782
PCC Giochi e Servizi	2	22	16
Lottomatica Scommesse S.r.l.	595	—	—
Servizi in Rete	365	329	146
GTECH Corp.	285	—	—
	111,341	113,597	110,897

Financial income
GTECH S.p.A.	—	277	815
	—	277	815

Financial expenses
GTECH S.p.A.	505	194	360
	505	194	360

Current financial assets from parent company refer to the intercompany cash pooling transactions swept daily into the cash pools managed by GTECH S.p.A.

Accounts payable and service costs to the parent company refer to the services rendered to LN in accordance with intercompany agreements. In particular, they refer primarily to marketing and advertising, data processing, back office and cash pooling activities performed by the parent company and charged to the Company.

Accounts payable and service costs to the equity holder, Arianna 2001, refer to secure depository and distribution expenses.

Accounts payable and costs to Scientific Games Int. refer primarily to the tickets purchased during the year.

Financial income and expenses from/to the parent company refer primarily to interest received from/charged by the equity holder GTECH S.p.A. relating to the Company’s short-term borrowing transactions with the parent company.

All the transactions with related parties, including the intragroup transactions, were executed at terms and conditions that are consistent with market rates and they refer to mutual administrative, financial and organizational services rendered. No atypical and/or unusual transactions have been recorded by the Company.

At December 31, 2013, there were no guarantees made to or received from related parties.

18. Financial instruments and financial risk management objective and policies

Fair values
Set out below is a comparison, by category, of the carrying amounts and fair values of our financial instruments.

	December 31, 2013		December 31, 2012

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Trade and other receivables	462,692	462,692	303,253	303,253
Current financial assets from parent company	—	—	55,081	55,081
Foreign currency contracts	—	—	—	—
Other current assets	395	395	—	—
Cash and cash equivalents	17	17	16	16
	463,104	463,104	358,350	358,350

Financial liabilities at amortised costs
Accounts payable	296,733	296,733	262,780	262,780
Foreign currency contracts	2,215	2,215	1,317	1,317
Current financial liabilities to parent company	40,288	40,288	83	83
Other current liabilities	6,967	6,967	7,030	7,030
	346,203	346,203	271,210	271,210

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.
The following methods and assumptions were used to estimate the fair values:

•
Trade and other receivables, current financial assets from parent, other current assets, cash and cash equivalents, accounts payable, current financial liabilities to parent and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

•
The Company executed foreign currency forward contracts with various counterparties, principally financial institutions with investment grade credit ratings. The fair value of these contracts was calculated principally by reference to forward exchange rates for contracts with similar maturity profiles. The valuation techniques incorporated various inputs including the credit quality of the counterparty in a net liability position.

Fair value hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:	quoted (unadjusted) prices in active markets for identical assets or liabilities

Level 2:	other techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly

Level 3:	techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

At December 31, 2013, all of the Company’s financial instruments were valued utilizing Level 2 fair value measurements. During the reporting period ended December 31, 2013, there were no transfers between
Level 1 and Level 2 fair value measurements, and no transfers into and out of Level 3 fair value measurements.

Interest income and expense

The following is a breakdown of the Company’s interest income and interest expense by category for the year ended December 31:

	Interest income			Interest expense
	2013	2012	2011	2013	2012	2011
Financial assets
Current financial assets from parent company	—	277	815	—	—	—
Other current assets	5	8	9	—	—	—
Foreign currency contracts	155	—	1,044	—	—	—
	160	285	1,868	—	—	—

Financial liabilities at amortised costs
Current financial liabilities to parent company	—	—	—	505	194	360
Foreign currency contracts	—	—	—	421	389	—
Other current liabilities	—	—	—	10	285	797
	—	—	—	936	868	1,157

Financial liabilities
Bank overdrafts	—	—	—	23	27	46
Factoring of trade receivables contract	—	—	—	3,628	6,051	9,412
	—	—	—	3,651	6,078	9,458

Credit risk
The Company’s credit risk is derived from cash and cash equivalents, trade and other receivables and other current assets balances. We maintain cash deposits and trade with only recognized, creditworthy third parties. We evaluate the collectability of trade accounts and sales receivables on a customer by customer basis. Trade and other receivables are reported net of allowances for doubtful accounts. Allowance for doubtful accounts is generally recorded when objective evidence exists that we will not been able to collect the receivable.

With respect to credit risk arising from financial assets of the Company, the Company’s exposure arises only from default of the counterparty, with a maximum exposure equal to the carrying amount of these balances. We manage our exposure to counterparty credit risk by dealing with major, financially sound counterparties with high-grade credit ratings and by limiting exposure to any one counterparty.

The following is an analysis of the Company’s past due trade receivables (amounts indicated net of allowance).

Year ended December 31, 2013
			1-30	31-60	61-90	over 90
	Total	Current	days	days	days	days

Trade receivables	35,164	35,164	—		—	—

		100%	—%	—%	—%	—%

Year ended December 31, 2012
			1-30	31-60	61-90	over 90
	Total	Current	days	days	days	days

Trade receivables	33,380	33,380	—	—	—	—

		100%	—%	—%	—%	—%

The following is an analysis of the Company’s past due receivables from retailers (amounts indicated net of allowance).

Year ended December 31, 2013
			1-30	31-60	61-90	over 90
	Total	Current	days	days	days	days

Receivables from retailers	412,204	407,112	2,511	1,083	986	512

		98.8%	0.6%	0.3%	0.2%	0.1%

Year ended December 31, 2012
			1-30	31-60	61-90	over 90
	Total	Current	days	days	days	days

Receivables from retailers	247,698	242,032	993	1,231	749	2,693

		97.7%	0.4%	0.5%	0.3%	1.1%

Bad debt reserve	December 31,
	2013	2012

Balance at the beginning of the period	13,685	13,947
Provisions	4,122	2,947
Utilization	(3,502)	(3,209)
Balance at the end of the period	14,305	13,685

Liquidity risk
The Company’s objective in managing liquidity risk is to maintain a balance between continuity of funding and flexibility through the use of cash generated by operating activities. The Company participates in a cash pooling agreement with the parent company, GTECH S.p.A., pursuant to which the Company’s fund are swept daily into various cash pools managed by GTECH S.p.A.. We believe our ability to generate excess cash from operations to reinvest in our business is one of our fundamental financial strengths, and combined with our business cash generating capacity, we expect to meet our financial obligations and operating needs in the foreseeable future. We expect to use cash generated primarily from operating activities to meet contractual obligations and to pay dividends.

The Company does not have any remaining financial liabilities, including derivatives, with maturity dates that exceed 12 months. As such, the contractual maturity dates of the Company’s remaining financial liabilities are all within one year.

The Company, since entering into the cash pooling agreement discussed above, did not enter into any lines of credit or other borrowing arrangements with banks.

Market risk
Foreign currency exchange rate risk
As a result of transactions relating to tickets purchased from the US equity holder Scientific Games Int. and from the related party GTech Printing Corp., our financial statements can be affected by movements in the USD/EUR exchange rates. The primary risk inherent in our financial instruments is the market risk arising from adverse changes in foreign currency exchange rates. In order to mitigate such risk the Company decided to apply an hedging strategy, by subscribing foreign currency forward contracts. Such contracts have been designated as qualifying for hedge accounting treatment (i.e., changes in fair value are reflected in other comprehensive income/loss in the statement of comprehensive income each period).

The sensitivity analysis to a reasonably possible change in the USD exchange rate, in a range between +10% and -10% compared to the exchange rate as of December 31, 2013, 2012 and 2011, and the related potential effect on the net income and net equity of the Company is as follows:

	Increase /decrease in US Dollar rate	Effect on net income before tax	Effect on equity

2013	10%	131	88
	(10)%	(161)	(108)

2012	10%	125	84
	(10)%	(220)	(148)

2011	10%	320	216
	(10)%	(391)	(263)

Components of other comprehensive income	December 31,
	2013	2012	2011

Cash flow hedges:
Gains(/losses) arising during the year	(1,575)	(1,028)	3,019
Reclassification adjustments for gain (losses) included in the income statement	817	(2,079)	(940)
	(758)	(3,107)	2,079

The cumulative amount of cash flow hedge reserve losses amounts to 0.8 million at December 31, 2013 (3.1 million at December 31, 2012). The hedged cash flows are expected to occur monthly between January 2014 and October 2015 and will impact profit or loss at such time.

Interest rate risk
The Company does not have financing arrangements with banks since its short-term borrowing requirements are provided by GTECH S.p.A. through the cash pooling agreement previously discussed. The interest rate for the cash pooling agreement is set on a quarterly basis. The interest rate on the cash account for the remittances to AAMS is set at market rates. Consequently, changes in market interest rates would not have a significant effect on the Company’s net income and net equity.